EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           NETWORK EVENT THEATER, INC.

It is hereby certified that:

      1.    The name of the corporation is Network Event Theater, Inc.

      2. The Certificate of Incorporation of the corporation is hereby amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new Article:

      "4.   The corporation shall have the authority to issue 33,000,000 shares, consisting of 32,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share."

      3. The amendment of the Certificate of Incorporation herein certified has been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated:  May 19, 1998

                                         NETWORK EVENT THEATER, INC.

                                         By:/s/ Bruce L. Resnik
                                            Name:  Bruce L. Resnik
                                            Title: Executive Vice President